Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Akero Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r)	8,385,417(2)	$48.00	$402,500,016	0.00015310	$61,622.76	—	—	—	—

Fees to Be Paid	Equity	Pre-funded warrants to purchase Common Stock	Rule 457(r)	1,958,247	$48.00 (3)	— (3)	0.00015310	— (3)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	—		—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$402,500,016		$61,622.76

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,622.76

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-279338) being paid herewith.

(2)
Includes 1,093,750 shares of common stock that the underwriters have an option to purchase and 1,958,247 shares of common stock that are issuable upon the exercise of the pre-funded warrants referenced below.

(3)
Represents the sum of the offering price of $47.9999 per pre-funded warrant and the exercise price of $0.0001 per share issuable pursuant to the pre-funded warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded warrants.